Exhibit 5.1

1800 West Loop South
Suite 1500
Houston, Texas 77027
Main: 713-961-4600

March 9, 2020

Quanex Building Products Corporation
1800 West Loop South, Suite 1500
Houston, Texas 77027

Ladies and Gentlemen:

I am the Senior Vice President-General Counsel and Secretary of Quanex Building Products Corporation, a Delaware corporation (the “Company”). As such, I have advised the Company in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 3,094,5872 shares (the “Shares”) of the Company’s common stock, $0.01 par value, to be offered upon the terms and subject to the conditions set forth in the Quanex Building Products Corporation 2020 Omnibus Incentive Plan (the “Plan”).

In connection therewith, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Certificate of Incorporation of the Company, as amended, the By-laws of the Company, as amended, the Plan, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents, instruments and corporate records as I have deemed necessary or appropriate for the expression of the opinions contained herein. I also have examined the Company’s Registration Statement on Form S-8 (the “Registration Statement”), to be filed with the Securities and Exchange Commission with respect to the Shares.

I have assumed the authenticity and completeness of all records, certificates and other instruments submitted to me as originals, the conformity to original documents of all records, certificates and other instruments submitted to me as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to me as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that I have examined.

Based on the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the Plan, will be duly and validly issued, fully paid and nonassessable.

The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, to the extent applicable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Paul B. Cornett
Paul B. Cornett

www.quanex.com